EXHIBIT 99



Contacts:   Nancy Christal/Fred McGrail                     Gilbert Gerhard
            CVS Corporation                                 Arbor Drugs, Inc.
            (914) 722-4704                                  (248) 643-9420
            (401) 765-1500 x4630

            Jim Fingeroth/Wendi Kopsick                     Fred Marx
            Kekst and Company                               Marx Layne
            (212) 521-4800                                  (248) 855-6777


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

            CVS TO ACQUIRE ARBOR DRUGS IN $1.48 BILLION TRANSACTION,
                  CREATING NATION'S LARGEST CHAIN DRUG RETAILER

                  --UNITES LEADING NATIONAL CHAIN DRUG RETAILER
                          WITH PREMIER REGIONAL CHAIN--


Woonsocket, RI and Troy, MI, February 9, 1998 -- CVS Corporation (NYSE: CVS) and Arbor Drugs, Inc. (NASDAQ: ARBR) today announced that they have signed a definitive agreement under which CVS will acquire Arbor in a stock transaction valued at approximately $1.48 billion.

The transaction, which joins together CVS, a leading national chain drug retailer, with Arbor, the most highly regarded regional chain, will establish the combined enterprise as the nation's top chain drug retailer based on store count and prescriptions dispensed. The combined company will have 1998 revenues exceeding $15 billion, 4,100 stores in 25 states and the District of Columbia, and will dispense approximately 12% of all retail prescriptions in the U.S.

Under terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, CVS will acquire Arbor in an exchange of stock that is expected to qualify as a pooling of interests transaction, to be tax-free to Arbor shareholders, and to be accretive to CVS earnings per share, excluding one-time charges related to the merger. The exchange ratio will be calculated by dividing an Arbor stock price of $23 by an average closing price of CVS stock to be determined prior to the close of the transaction. For each share of Arbor stock they own, Arbor shareholders will receive not less than .3182 shares of CVS common stock and not more than .3660 shares of CVS common stock.

Stanley P. Goldstein, Chairman and Chief Executive Officer of CVS, said: "Arbor is widely regarded as the nation's best regional drugstore chain, an outstanding company with an exceptional track record and excellent growth prospects. We couldn't be more pleased to have Arbor join CVS. The two-way synergies between CVS and Arbor will provide terrific opportunities to accelerate our growth and better serve our customers."

Thomas M. Ryan, CVS' Vice Chairman and Chief Operating Officer, said: "This transaction unites two growth-oriented companies with operating philosophies and corporate cultures that are highly compatible. CVS and Arbor share a commitment to excellence and a clear focus on serving the customer. We operate stores of similar size -- an important operational advantage -- and both have strong real estate portfolios consisting of stores in convenient, well-trafficked locations. In addition, we each have built a significant presence in the managed care marketplace, and both companies have consistently led the chain drugstore industry on measures of productivity and profitability.

"We welcome the opportunity to serve the people of Michigan and to bring the outstanding Arbor organization into the CVS family. We believe there is much our two companies can accomplish and learn from one another, to better serve our customers, further enhance the performance of the combined enterprise, and generate long-term growth and increased value for shareholders."

Eugene Applebaum, Chairman, President and Chief Executive Officer of Arbor, said, "I am proud of all the Arbor organization has achieved, particularly our customer service philosophy that has become a model by which other retailers are measured. As I look forward, I envision that the combination of Arbor and CVS will take our operations to new heights of success, reflecting the fact that CVS and Arbor share a common culture, a commitment to our customers and respect for our employees. A key part of this decision was the assurance that any company we combined with would have the dedication to continuing the investments in Detroit, Flint and other urban markets, in addition to financially supporting the charities Arbor has partnered with over the years." Following the completion of the transaction, Mr. Applebaum will join the CVS Board of Directors.

CVS noted that the transaction meets each of its stringent acquisition criteria. First, it is accretive. The transaction is expected to contribute to earnings per share, excluding one-time charges related to the merger, and to produce annual cost savings of approximately $30 million. Second, the acquisition provides CVS with leadership in new markets. Arbor has the number-one market share in metropolitan Detroit, the nation's fourth-largest drug retail market. This market, in which CVS currently has no stores, is contiguous to CVS' existing markets in the Midwest and offers significant growth potential. Third, the combination offers considerable upside potential, by leveraging the strengths of each organization to enhance the performance and long-term growth of the combined entity.

As a result of the transaction, CVS plans to expand its new store program in 1998 to include the opening of 320 new and relocated stores, up from the 300 stores previously planned. Over the longer term, CVS expects to open an additional 150-200 stores in the Michigan market.

The transaction is subject to approval by the shareholders of Arbor, expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions. It is expected that the transaction will be completed by May 1998.

CVS' financial advisor for the transaction was Credit Suisse First Boston Corporation. Arbor was advised by Goldman Sachs & Co.

CVS, which operated 3,888 stores at the end of 1997 in 24 states and the District of Columbia, is the leading drug store chain in the Northeast, Mid-Atlantic, Southeast and Midwest, with 1997 net revenues of $12.7 billion.

Arbor, the nation's eighth-largest drug store chain, operates 207 locations, predominantly in southeastern Michigan. Fiscal 1997 revenues reached $962.8 million.

This press release contains certain forward-looking statements that are subject to risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in each company's SEC filings.


                                      # # #




                                        3